FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (“First Amendment”) is made and entered into this 7th day of December, 2016, by and between Titan International, Inc., a Delaware corporation, its successor or assign ("Titan" or "the Company") and Paul G. Reitz ("Executive" and together with Titan, "Parties" and each individually, "Party"). WITNESSETH:

WHEREAS, Titan and Executive entered into a certain Employment Agreement dated on or about December 22, 2015 whereby Titan agreed to employ Executive as its President upon the terms and conditions set forth therein (the “Employment Agreement”); and

WHEREAS, the Parties wish to amend certain terms and conditions of the Employment Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set out herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Titan and Executive agree as follows:

1.    Section 1 - Position Responsibilities of the Employment Agreement shall be deleted in its entirety and the following inserted in lieu thereof:

"1.    Position Responsibilities. Titan agrees to employ Executive and Executive agrees to accept employment as President and Chief Executive Officer ("CEO") of the Company pursuant to the terms of this Agreement. Executive will perform such services in the capacity of President and CEO as are the typical responsibilities of an Executive holding such positions and, additionally, such other responsibilities consistent therewith as may be assigned to him by the By-laws and, from time to time by the Company's Board Chairman and/or its Board of Directors during the Employment Term, including, if applicable, during the Extended Employment Term. Executive will devote such of his business skill, time and effort to his employment hereunder as shall be reasonably necessary to discharge his obligations hereunder."

2.    Section 3 - Direct Compensation of the Employment Agreement shall be deleted in its entirety and the following inserted in lieu thereof:

"3.    Direct Compensation. For his service hereunder during the Employment Term and, if applicable, during the Extended Employment Term, Executive will receive a base salary payable at an annual rate of $900,000 (the "Base Salary"), to be paid in accordance with the normal practices for remunerating Titan's salaried executive employees. Nothing in this Agreement will be deemed to prohibit an increase at any time in the Executive's Base Salary if Titan's Board of Directors approves the same in its sole discretion (as so approved and adjusted, the "Adjusted Base Salary")."

3.    Other than the modifications hereinabove provided, the Employment Agreement shall continue in full force and effect and all remaining provisions of the Employment Agreement are incorporated herein and are hereby modified or supplemented to the extent necessary to conform herewith and in all other respects shall be and continue in full force and effect and are ratified and confirmed hereby. This First Amendment shall be effective as of January 1, 2017. Capitalized words and phrases having defined meanings when used in the Employment Agreement shall have the same meanings when used herein.

4.    This First Amendment may be executed in counterparts, including a facsimile or photocopy thereof, each of which shall be deemed to be an original and all of which counterparts shall constitute one and the same instrument. A facsimile or electronically transmitted signature (pdf) shall have the same force and effect as an original and shall bind any Party signing in such manner.

IN WITNESS WHEREOF, Titan and Executive have executed this First Amendment as of the day and year first above written.

TITAN INTERNATIONAL, INC

By:	/s/ MAURICE M. TAYLOR
Maurice M. Taylor
Chairman and CEO

EXECUTIVE:

By:	/s/ PAUL G. REITZ
Paul G. Reitz